Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Media Contact: Investor Contact:	Lauren C. Steele VP — Corporate Affairs 704-557-4551 James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
March 9, 2011	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports Fiscal Year and Fourth Quarter 2010 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $36.1 million, or basic net income per share of $3.93, on net sales of $1.51 billion for fiscal 2010, compared to net income of $38.1 million, or basic net income per share of $4.16, on net sales of $1.44 billion for fiscal 2009. The results for 2010 included $3.2 million of after-tax losses ($5.2 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges, $.5 million of after-tax gains ($.9 million on a pre-tax basis) from insurance recoveries on assets lost or damaged during the Nashville, Tennessee area flood in May 2010, a $.5 million increase in tax expense due to the change in tax law eliminating the tax deduction previously available for Medicare Part D subsidies, and $1.7 million in tax benefits related to changes in reserves for uncertain tax positions. The results for fiscal 2009 included $8.5 million of after-tax gains ($14.1 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and $1.1 million of additional income on an after-tax basis ($1.9 million on a pre-tax basis) from the 53rd week of fiscal 2009 (fiscal 2009 was a 53-week year). Fiscal 2009 results also included $7.1 million in tax benefits related to changes in reserves for uncertain tax positions which reduced the Company’s effective tax rate to 30.3%.

The following table reconciles reported GAAP net income to comparable net income and basic net income per share for fiscal 2010 and 2009:

	Fiscal Year
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2010	2009	2010	2009

Reported net income (GAAP)	$36,057	$38,136	$3.93	$4.16

Net (gain) loss on fuel & aluminum hedges, net of tax	3,179	(8,522)	0.35	(0.93)
Impact of Nashville area flood, net of tax	(541)	—	(0.06)	—
Impact of change in tax law regarding Medicare Part D subsidy	478	—	0.05	—
Change in reserves for uncertain tax positions	(1,665)	(7,071)	(0.18)	(0.77)
Results from the 53rd week, net of tax	—	(1,143)	—	(0.12)
Other income tax items	198	77	0.02	0.01

Total	1,649	(16,659)	0.18	(1.81)

Comparable net income (a)	$37,706	$21,477	$4.11	$2.35

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for fiscal 2010 and 2009. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.
For the fourth quarter of 2010, the Company earned $3.8 million, or basic net income per share of $.42, on net sales of $354 million compared to net income of $2.0 million, or basic net income per share of $.22, on net sales of $354 million in the fourth quarter of 2009. The fourth quarter of 2010 results included $0.5 million of after-tax losses ($0.7 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges. The fourth quarter of 2009 results included $3.5 million of after-tax gains ($5.8 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and $1.1 million of additional income on an after-tax basis ($1.9 million on a pre-tax basis) from the 53rd week of fiscal 2009.
The following table reconciles reported GAAP net income to comparable net income (loss) and basic net income (loss) per share for the fourth quarter of 2010 and 2009:

	Fourth Quarter
	Net Income (Loss)		Basic Net Income (Loss) Per Share
In Thousands, Except Per Share Amounts	2010	2009	2010	2009

Reported net income (GAAP)	$3,821	$1,990	$0.42	$0.22

Net (gain) loss on fuel & aluminum hedges, net of tax	454	(3,521)	0.05	(0.38)
Results from the 53rd week, net of tax	—	(1,143)	—	(0.12)

Total	454	(4,664)	0.05	(0.50)

Comparable net income (loss) (a)	$4,275	$(2,674)	$0.47	$(0.28)

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the fourth quarters of 2010 and 2009. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “2010 was a very successful year for our Company. Our performance was the result of the combination of solid volume driven top-line growth, muted increases in our input costs and continued focus on managing our operating costs. We were very pleased with strong performance by our brands across all segments of our business producing both volume and share growth. We also thank our dedicated employees, who generate the continuous improvement for which we strive, bringing value to our shareholders, customers, consumers and the communities in which we live and work.”
William B. Elmore, President and COO, added, “We are very pleased with our results for 2010. Many of the initiatives we have undertaken over the past few years contributed to these results. Our immediate consumption business saw significant improvement during 2010 driven by our 16/24 ounce convenience store strategy and a revitalized focus on our on-premise channels. Overall, our future consumption business also experienced robust growth. Process improvement in our supply chain system, including warehouse automation and branch consolidations, continue to allow us to operate more effectively and efficiently. Our results for 2010 were also aided by a significant decline in the rate of cost increases in key raw material costs, including packaging and fuel. As we look to 2011, these costs have again begun to rise significantly, creating new challenges for our Company. We will continue our focus on improving how we make, sell and deliver our products to ensure that we meet these challenges.”
Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding rising raw material, packaging and fuel costs and a challenging business environment for 2011, and our intention to continue to focus on improving how we make, sell and deliver our products to meet these challenges.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of recent volatility in the financial markets to access the credit markets; the impact of recently announced and completed acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 3, 2010 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Fourth Quarter		Fiscal Year
	2010	2009	2010	2009

Net sales	$354,376	$354,420	$1,514,599	$1,442,986
Cost of sales	201,388	199,002	873,783	822,992

Gross margin	152,988	155,418	640,816	619,994
Selling, delivery and administrative expenses	137,809	139,030	544,498	525,491

Income from operations	15,179	16,388	96,318	94,503
Interest expense	8,674	9,320	35,127	37,379

Income before income taxes	6,505	7,068	61,191	57,124
Income taxes	2,713	4,653	21,649	16,581

Net income	3,792	2,415	39,542	40,543
Less: Net income (loss) attributable to the noncontrolling interest	(29)	425	3,485	2,407

Net income attributable to Coca-Cola Bottling Co. Consolidated	$3,821	$1,990	$36,057	$38,136

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.42	$0.22	$3.93	$4.16

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,072

Class B Common Stock	$0.42	$0.22	$3.93	$4.16

Weighted average number of Class B Common Stock shares outstanding	2,044	2,022	2,040	2,092

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.41	$0.22	$3.91	$4.15

Weighted average number of Common Stock shares outstanding — assuming dilution	9,225	9,203	9,221	9,197

Class B Common Stock	$0.41	$0.21	$3.90	$4.13

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,084	2,062	2,080	2,125

Coca-Cola Bottling Co. Consolidated
CONDENSED BALANCE SHEETS (UNAUDITED)
In Thousands

	January 2,	January 3,
	2011	2010
ASSETS
Current assets:
Cash	$49,372	$22,270
Trade accounts receivable, net	96,787	92,727
Accounts receivable, other	27,910	21,114
Inventories	64,870	59,122
Prepaids and other current assets	25,760	35,016

Total current assets	264,699	230,249

Property, plant and equipment, net	322,143	326,701
Leased property under capital leases, net	46,856	51,548
Other assets	46,332	46,508
Franchise rights, goodwill and other intangibles, net	627,592	628,071

Total	$1,307,622	$1,283,077

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and capital lease obligations	$3,866	$3,846
Accounts payable and accrued expenses	172,874	158,136

Total current liabilities	176,740	161,982

Deferred income taxes	143,962	158,548
Pension, postretirement and other liabilities	224,045	196,274
Long-term debt and obligations under capital leases	578,458	597,178

Total liabilities	1,123,205	1,113,982

Stockholders’ equity	127,895	116,291
Noncontrolling interest	56,522	52,804

Total	$1,307,622	$1,283,077